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Exhibit 2.1

A true copy of original Filed for Record this the 30th day of Sept., 2003 File No. 323645 Core Book 436 Folio Diane Huff Clerk of Court Richland Parish, LA

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

STATE OF LOUISIANA

PARISHES OF RICHLAND, MADISON and FRANKLIN

KNOWN ALL MEN BY THESE PRESENTS:

        WHEREAS, DELTA EXPLORATION AND DEVELOPMENT COMPANY, INC., tax ID #                        , and CAMARK PRODUCTION CO., tax ID #75-307742 (successors to MWP NORTH LOUISIANA, LLC, successor to McGowan Working Partners) have acquired certain oil and gas leasehold and equipment interests in and to the Delhi Field Unit by virtue of Assignments from MWT North Louisiana, L.L.C., filed June 23, 2000, recorded in Book 419, DR#310944, Records of Richland Parish, Louisiana, out of Delhi Package I, LTD and Eland Energy, Inc., recorded in Book 318, File No. 280940, dated April 15, 1996, Deed Records of Franklin Parish, Louisiana; Munoco Company, L.C., recorded in Book 402, File No. 297789, dated February 14, 1997, Deed Records of Richland Parish, Louisiana; Murphy Exploration and Production Company recorded in Book 164, File 92951, dated January 28, 1997, Deed Records of Madison Parish, Louisiana; Richland Oil Company recorded in Book 170, File No. 94740, dated October 23, 1997, Deed Records of Madison Parish, Louisiana, and mense assignments in and to the Delhi Field Unit, located in Madison, Richland, and Franklin Parishes, Louisiana.

        NOW, THEREFORE, DELTA EXPLORATION AND DEVELOPMENT COMPANY, INC., whose address is 105 East Shore Drive, Monroe, Louisiana 71201, and CAMARK PRODUCTION CO., P.O. Box B, Camden, Arkansas 71711-0120, hereinafter collectively referred to as "Assignors", for and in consideration of the sum of Ten Dollars ($10.00) and other valuable considerations paid, receipt of which is hereby acknowledged, does hereby grand, sell, convey, assign and transfer unto NGS Sub. Corp. Tax ID #80-0076903, a foreign corporation domiciled in the State of Delaware, whose principal business address is 3 Raydon Lane, Houston, Texas 77024, represented herein by its duly authorized President, Robert Herlin, hereinafter said corporation referred to as "Assignee", EIGHTY (80.0%) PERCENT NET REVENUE INTEREST, representing ONE-HUNDRED (100.0%) PERCENT WORKING INTEREST, of Assignors' leasehold interests and ONE-HUNDRED (100%) of the equipment interests along with all applicable contracts, rights of ways, burdens, reservations, exceptions and obligations within the geographical confines of the Delhi Field Unit, said unit boundaries being more accurately described in that certain Unitization Agreement dated August 5, 1952, recorded in Book 81, File No. 129, Deed Records, Franklin Parish, Louisiana, and all subsequent amendments, subject to the following and subject to the terms and conditions specified and outlined on Exhibit "A" attached hereto and made a part hereof, including but not limited to the following, it specifically excluding the retained assets described on Exhibit "A":

  (i)
  the oil, gas and mineral leases, mineral servitude interests and other interests, the leasehold estates or other interests in oil and gas created thereby, including operating rights, and all rights and privileges appurtenant thereto, as well as any mineral rights or interests, overriding royalty interests, royalty interests or other interests lying in, on, or under or affecting production from the leases and/or lands;

  (ii)
  any unit affecting the interests described in subsection (i) above and/or the lands, including, but not limited to, all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority;

  (iii)
  all oil, condensate or gas wells, water sources and water and other injection or disposal wells located on the leases and/or lands or lands utilized or pooled therewith; and all fixtures, equipment, material, facilities and other personal property used or useful in connection with the production, gathering, storing, measuring, treating, operation, maintenance, or marketing of production from any of the properties described herein;

  (iv)
  all contracts and contractual rights and interests pertaining to the leases and/or lands and the personal property described herein, including, but not limited to, unit agreements, farmouts agreements, farmin agreements, operating agreements and production sales contracts, excluding the exception and reservations hereinafter specifically set forth;

  (v)
  all easements, rights-of-ways, servitudes, franchises, licenses, permits and similar interests applicable to our used in connection with the leases and/or lands or the personal property described herein; and

  (vi)
  copies of lease, contract and well files (excluding any of Assignor's internal valuation or interpretive data or documentation) relating to the leases and/or lands or the personal property described herein. Assignor will keep division order files and will notify Assignee of changes to division order as received by Assignor.

        For the same consideration as first hereinafter recited, the Assignor does hereby bargain, grant, sell, convey and transfer unto Assignee the above-mentioned percentage of Assignor's rights, title and interest in and to the wells located on the lands, together with that same percentage of all material, equipment, easements and properties of any kind located therein and thereon and used solely in connection therewith.

        Assignee acknowledges and represents that prior to accepting this Agreement, Conveyance and Bill of Sale, it conducted such inspection of the properties as it deemed reasonably prudent, made itself familiar with the operations previously conducted thereon and satisfied itself as to the risks and obligations assumed hereunder.

        Assignee agrees to comply with all laws and with all rules, regulations and orders of all municipal, state and federal agencies and regulatory bodies in the conduct of all operations by Assignee in and on, the lands covered hereby, including, but not by way of limitation, the proper plugging of any well(s) on the said lands, the proper disposal or treatment of wastes and the transfer or assumption of applicable permits, bonds, approvals and licenses.

        Subject to the provisions of the following paragraphs, the following shall govern the rights and obligations of the parties hereto:

  (i)
  Assignors shall be entitled to all rights of ownership (including, without limitation, the right to all proceeds attributable to the Properties) and shall be subject to the duties and obligations of such ownership attributable to the Properties for the period of time prior to the Effective Date;

  (ii)
  Assignee shall be entitled to 100.0% of all of the rights of working interest ownership (including, without limitation, the right to 80% of all proceeds attributable to the Properties) and shall be subject to the duties and obligations of such ownership (including, without limitation, the duties and obligations assumed herein), attributable to the Properties for the period of time from and after the Effective Date;

  (iii)
  Assignee shall indemnify and hold Assignors harmless from any claims and liabilities arising out of the ownership and operation of the Properties (including without limitation, any oil or gas produced therefrom and any claims with respect thereto for any reimbursement or other compensation in respect of the sale thereof) from and after the Effective Date, to the extent of Assignee's percentage ownership interest; and

  (iv)
  As used in this paragraph, "claims" shall include claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees in connection therewith. Nothing in this paragraph shall limit, expand or enlarge the warranty of title contained elsewhere herein.

        Assignee acknowledges that it has had the opportunity to inspect the Properties and test it as Assignee deems fit, and that the Properties and any personality, materials or fixtures thereon are purchased WHERE IS, AS IS. Assignee exclusively waives any claims against Assignor for indemnity or contribution which it may have under civil law, common law or statute arising from or relating to the condition of the Properties, including, without limitation, claims resulting from environmental damage or pollution and the existence of Naturally Occurring Radioactive Material (NORM) on the Properties, fixtures and equipment which are the subject of this Agreement, together with any related fines, penalties and cleanup expenses, whether incident for such claim occurred prior to or after the Effective Date.

        It is expressly understood by the parties hereto that Assignors do not make any representations or warranties, express or implied, as the condition and state of repair of the Properties, its value, quality, merchantability, suitability or fitness for any uses or purposes, nor as to the current volume, nature, quality, classification, or value of the oil, gas or other mineral reserves thereunder or covered thereby, nor with respect to any appurtenances thereto belonging or in any way appertaining to said Properties or otherwise. Assignors have advised Assignee and Assignee has acknowledged that certain spills of oil and chemicals from oil and gas exploration, development, or production (regulated or under the jurisdiction of the applicable commission, department or other governmental authority of the State of Louisiana) have occurred, or may have occurred, upon the property, which could have resulted in contamination of the soil, water, ground water or improvements on the Properties; however, Assignors know of no other wastes or other contaminants upon the Property which Assignee cannot discover by prudent examination and inspection of the Properties, nor of any violation of any federal or state laws, rules or regulations, concerning environmental acts or hazards. Furthermore, Assignors have cautioned Assignee to thoroughly examine and inspect the Properties for any such conditions or violations and generally as to the condition of the Properties and its improvements, and Assignee hereby acknowledges such obligations and assumes all liabilities associated therewith to the extent of Assignee's working interest ownership percentage.

        Furthermore, Assignee certifies that said Property (including, but not limited to, any oil, gas or other mineral reserves underlying said Property) has been carefully inspected by Assignee, that Assignee is familiar with its condition and value thereof, and the improvements and appurtenances (including electric wiring and machinery installed thereon) located on the Property, inclusive of any hydrocarbons, other soil contaminants or waste substances, whether similar or dissimilar, that may be present in the soil, water and groundwater, that Assignee has engaged such contractors or consultants as Assignee deems prudent for tests and surveys of the soil, water, groundwater, Wells and Equipment, and improvements on the Property, and that Assignee assumes any and all obligations, risks and liabilities associated therewith to the extent of Assignee's working interest ownership. Assignee acknowledges that the Property has been or may have been used in connection with oil, gas and other mineral exploration, development and operations, as well as with respect to processing and refining operations, and, as such, equipment, appurtenances, processing and other facilities, plants, buildings, structures, improvements, abandoned and other tanks and piping (including above ground and underground tanks and piping), storage facilities, gathering and distribution lines, wells and other petroleum production facilities and appurtenances which have not been excepted and excluded from this conveyance may be located thereon. Assignee further accepts said Property (including, but not limited to, any oil, gas or other minerals and/or mineral reserves underlying said Property) AS IS, WHERE IS, IN ITS PRESENT CONDITION AND STATE OF REPAIR AND WITHOUT ANY REPRESENTATIONS, GUARANTIES, OR WARRANTIES, EXPRESS OR IMPLIED, AS TO ITS TITLE, VALUE, QUALITY, MERCHANTABILITY, OR ITS SUITABILITY OR FITNESS FOR ASSIGNEE'S INTENDED USE, OR FOR ANY USES OR PURPOSES WHATSOEVER, OR THAT SAID PROPERTY HAS BEEN RENDERED FREE FROM ANY DEFECTS, HAZARDS OR DANGEROUS CONDITIONS.

Indemnification

        Notwithstanding any other terms in this assignment to the contrary, assignors shall indemnify assignee for any environmental damages arising out of operation of the properties only during or from the period of time that the properties were operated by Arkla Petroleum, LLC, beginning with Arkla Petroleum, LLC's operations in 2002, through today's date.

        This agreement and any disputes arising out of it will be governed by the Laws of the State of Louisiana.

        Without limiting the generality of the foregoing but in furtherance of same, Assignee accepts the Properties in its "as is, where is" condition. Assignors disclaim any and all liability arising in connection with any environmental matters, including, without limitation, any presence of Naturally Occurring Radioactive Material (NORM) on the Property. In addition, there are no warranties or representations, express or implied, as to the accuracy or completeness of any data, information or materials heretofore or hereafter furnished in connection with the Properties as to the quality or quantity of the hydrocarbon and any other mineral reserves, if any, attributable to the interest conveyed herein or the ability of the Property to produce hydrocarbons or any other minerals, and any and all data, information and material furnished by Assignor is provided as a convenience only and any reliance on or use of the same is at Assignee's sole risk.

        Other than as set out above in the indemnification clause for the operation period of Arkla Petroleum, LLC, Assignee hereby waives and releases Assignors of and from any claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, which Assignee now has or which may arise in the future on account of or in any way growing out of or connected with the physical or environmental condition of the property or any law or regulation applicable to it, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq or similar state statutes, whether such claim, action, etc. arose from events occurring before or after effective date of this conveyance, except as to the extent of Assignor's retained working interest.

        This Assignment, Conveyance and Bill of Sale supercedes the provisions and conditions contained in that certain Letter Agreement with Assignors dated August 25, 2003.

        Assignors reserve the right to have access, and at Assignor's expense, the right to copy, excerpt from, or reproduce any records to the extent necessary for:

  a.
  federal, local or state regulatory or tax matters affecting Assignors.

  b.
  the resolution of any existing disputes or contract compliance issues affecting Assignors and related to the Properties, or

  c.
  other matters or disputes relating to Assignors' prior ownership of or liability with respect to the said leases and lands.

        The reservation herein made and the provisions and covenants contained herein shall attach to and run with the leases assigned and the lands herein described or referred to and shall be binding upon and inure to the benefit of Assignors and Assignee and their respective heirs, administrators, executors, devisees, trustees, successors and assigns.

        This Assignment, Conveyance and Bill of Sale shall be effective for all purposes as of the 26 day of September, 2003 at 7:00 P.M., Central Standard Time.

        TO HAVE AND TO HOLD the same unto the said Assignee, its successors and assigns according to the terms and conditions of the Oil and Gas Leases, the said Assignee to perform all of the conditions, obligations, and covenants thereof and the terms hereof.

        THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE IS MADE WITHOUT WARRANTY TO TITLE OF ANY KIND, EXPRESS OR IMPLIED, AS TO ALL WELLS, MATERIALS AND EQUIPMENT COVERED HEREBY, THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE IS MADE WITHOUT WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, AND ASSIGNEE ACCEPTS SUCH WELLS, MATERIALS AND EQUIPMENT "AS IS".

        NGS Sub. Corp. (Assignee) agrees to provide within 120 days of the effective date—at Assignee's expense—a performance surety bond or Bank Letter of Credit approved by Assignor, in favor of Assignors in the amount of $301,835.00 to secure the obligations of Assignee under this Assignment, Conveyance and Bill of Sale, including—but not limited to—plugging, clean up and other environmental obligations under this Assignment, the subject leases, State and Federal regulations and any applicable law.

        Assignee agrees that it will provide to Assignors evidence of annual renewal of said letter of credit or bond 30 days prior to the expiration thereof so long as said obligations continue. Failure to do so shall constitute default under this agreement and under the Mortgage between the parties of this same date. Approval of the Bond or Bank Letter of Credit by Assignors shall not be unreasonably withheld; however, if it is withheld, Assignors shall notify Assignee of the reason for the disapproval and Assignee shall have the opportunity and a reasonable time to correct the situation before being in default under this agreement and under the mortgage between the parties.

        Assignors agree to reduce amount of said bond required at the annual renewal dates in the amount of $5,000.00 for each well location which Assignee plugs and abandons and restores to the satisfaction of Assignors. A reduction in an agreed amount shall be allowed for clean up work performed on part or all of the Station #4 Saltwater Disposal Facility and the LACT Facility #3. Assignee agrees to provide documentation that the wells and/or facilities have been plugged/restored in accordance with landowner and lease requirements, and State and Federal requirements.

        Venue for any disputes arising out of this assignment shall be Richland Parish, Louisiana.

        Ad Valorem taxes will be prorated as of the effective date of this sale.

        IN WITNESS WHEREOF, the said DELTA EXPLORATION AND DEVELOPMENT COMPANY, INC., and CAMARK PRODUCTION CO., as Assignors, and NGS SUB. CORP., as Assignee, have caused their names to be affixed to this, in triplicate originals, as of this 25th day of September, 2003.

WITNESSES:

/s/ [ILLEGIBLE]	DELTA EXPLORATION AND DEVELOPMENT COMPANY, INC.
/s/ [ILLEGIBLE]	By:	/s/ JAMES H. JONES James H. Jones, President

STATE OF LOUISIANA
PARISH OF OUACHITA

        THIS DAY personally appeared before me, the undersigned authority in and for said Parish and State, the within named James H. Jones, President of Delta Exploration and Development Company, Inc., a Louisiana Domestic Corporation, who acknowledged that he signed and delivered the within and foregoing instrument on the day and year therein mentioned, as the act and deed of said Corporation, being first thereunto duly authorized so to do.

/s/ [ILLEGIBLE] NOTARY PUBLIC
/s/ [ILLEGIBLE]	CAMARK PRODUCTION CO.
/s/ [ILLEGIBLE]	By:	/s/ H.M. BERG, JR., PRESIDENT H.M. Berg, Jr., President

STATE OF LOUISIANA
PARISH OF OUACHITA

        THIS DAY personally appeared before me, the undersigned authority in and for said Parish and State, the within named H.M. Berg, Jr., President of Camark Production Co., a Foreign Corporation, who acknowledged that he signed and delivered the within and foregoing instrument on the day and year therein mentioned, as the act and deed of said Corporation, being first thereunto duly authorized so to do.

/s/ [ILLEGIBLE] NOTARY PUBLIC
/s/ [ILLEGIBLE]	NGS SUB. CORP.
/s/ [ILLEGIBLE]	By:	/s/ ROBERT HERLIN Robert Herlin, President

STATE OF LOUISIANA
PARISH OF OUACHITA

        THIS DAY personally appeared before me, the undersigned authority in and for said Parish and State, the within named Robert Herlin, President of NGS Sub Corp., a Foreign Corporation, who acknowledged that he signed and delivered the within and foregoing instrument on the day and year therein mentioned, as the act and deed of said Corporation, being first thereunto duly authorized so to do.

/s/ [ILLEGIBLE] NOTARY PUBLIC

EXHIBIT "A"

        Attached hereto and made a part hereof that certain Assignment, Conveyance and Bill of Sale, and Mortgage, by and between Delta Exploration and Development Company, Inc., Camark Production Co., and NGS Sub. Corp., effective September 25, 2003.

        Delta Exploration and Development Company, Inc. and Camark Production Co. convey 100.0% of its working interest leasehold rights and well bores and equipment in the Delhi Field, with James H. Jones, Individually, retaining this 4.86% overriding royalty interest, carried free and clear of any production costs; and the conveyance to NGS Sub. Corp. is less and except the following:

  1.
  The production sand known as the Mengel Sand, further described and encountered at the depths between 3117' - 3172' as indicated on Sun Exploration and Production Company's electrical log of Delhi Unit 203-3 well, Section 35, Township 17 North, Range 8 East, Richland Parish, Louisiana.

  2.
  Well bores as listed below are not conveyed.

  3.
  Holt Bryant Sand from those well bores listed below under "McGowan Holt Bryant Producers".

  4.
  MWP North Louisiana, L.L.C., saltwater disposal wells and system identified below.

  5.
  Pipelines and surface facilities currently utilized by Assignor or others in connection with the retained and/or unassigned assets.

  6.
  Any and all rights of way, surface easements, and surface leases and any other servitudes in place as needed by Assignors to operate retained and/or unassigned assets.

WELLS NOT CONVEYED, TO BE OPERATED BY
MCGOWAN WORKING PARTNERS OR OTHERS:
Holt Bryant Producers:
164-2
177-2
195-2
177-4(TA)

Mengel Well bores:

Producers	SWD	TA	Others
175-39	182-1	187-16	177-1
182-2	188-14	188-12	170-1
196-2	189-2	201-19
203-3	195-1	202-3
209-2	230-23
215-5	231-5
222-18
223-2

WELLS ASSIGNED TO NGS SUB. CORP. AND NOT EXCEPTED:

87-2	—	189-1	204-2
102-5	178-1	190-1	208-1
102-7	178-2	191-1	209-1
154-1	179-1	196-1	210-1
158-3	179-2	196-3	210-2
161-36	180-1	197-1	215-1
166-1	181-2	197-2	215-17
167-1	183-1	198-1	216-8
168-1	183-3	199-2	225-1
170-2	184-1	203-1
176-1	184-2	203-2
176-2	184-5	204-1

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  Exhibit 2.1